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                                                                     Exhibit 5.1

New York Stock Exchange, Inc.,         Direct: +852 2971 3007
20 Broad Street,                       Mobile: +852 9020 8007
New York, New York 10005               E-mail: richard.thorp@maplesandcalder.com

Suntech Power Holdings Co., Ltd.
17-6 Changjiang South Road
New District, Wuxi
Jiangsu Province 214028
People's Republic of China

                                                                  21 August 2007

Dear Sir

SUNTECH POWER HOLDINGS CO., LTD.

We act as Cayman Islands counsel for Suntech Power Holdings Co., Ltd (the "COMPANY"), a Cayman Islands company, in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT") and (i) the registration by the Company of US$500,000,000 aggregate principal amount of 0.25% Convertible Senior Notes due 2012 (the "NOTES") issued under an Indenture, dated as of 12 February 2007 (the "INDENTURE"), between the Company and Wilmington Trust Company as trustee (the "TRUSTEE"), and the registration of the Company's Ordinary Shares, of par value US$0.01 each (the "ORDINARY SHARES"), issuable upon conversion of the Notes pursuant to the Indenture, and (ii) the registration of 7,359,636 Ordinary Shares issuable upon exercise of a warrant (the "WARRANT") issued by the Company in July 2006.

1    DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation dated 8 August 2005 and Memorandum and Articles of Association of the Company adopted by special resolution on 26 October 2005 (together the "MEMORANDUM AND ARTICLES OF ASSOCIATION");

1.2 the written resolutions of the directors of the Company dated 21 August 2007 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3 a certificate of good standing dated 1 August 2007 issued by the Registrar of Companies (the "CERTIFICATE OF GOOD STANDING");

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1.4  a certificate from a Director of the Company dated 21 August 2007, a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE"); and

1.5  the Registration Statement.

2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii) The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3    OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2 The authorised share capital of the Company is US$5,000,000 divided into 500,000,000 Ordinary Shares of a nominal or par value of US$0.01 each.

3.3 The issue and allotment of (i) the Ordinary Shares upon conversion of the Notes in accordance with the terms of the Indenture and (ii) the Ordinary Shares upon exercise of the Warrant in accordance with the terms of the Warrant have been duly authorised. When allotted, issued and paid for as contemplated in the Registration

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     Statement and registered in the register of members (shareholders), the
     Ordinary Shares will be legally issued and allotted, as fully paid and non-assessable.

3.4 The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4    QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully


/s/ Maples and Calder
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MAPLES AND CALDER